Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) by and between INCYTE CORPORATION, a Delaware corporation (the “Company”), and HERVÉ HOPPENOT (the “Executive”), dated as of the 28th day of February, 2019.

WHEREAS, the Company and the Executive previously entered into the Employment Agreement dated as of January 11, 2014 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement provides that the Company would pay the premiums for life and disability insurance policies designed to compensate the Executive for certain components of equity awards from his previous employer that he forfeited when joining the Company, with the six-year period for such insurance the same as the vesting period for the one-time grant of restricted stock units (the “RSU Grant”) that the Executive received when he joined the Company; and

WHEREAS, the Executive has suggested, and the Compensation Committee of the Board of Directors of the Company, at its January 28, 2019 meeting, has agreed, that given that the disability insurance policy requires renewal in March 2019 and the last portion of the RSU Grant is scheduled to vest on December 31, 2019, the disability insurance policy can lapse and the Company can cancel the life insurance policy;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Effective as of February 28, 2019, Section 3(e) of the Employment Agreement is hereby amended to delete the last four sentences thereof, so that Section 3(e) as amended reads in its entirety as follows:

(e)Death or Disability.  If the Executive’s employment is terminated during the Employment Period or the Change in Control Employment Period due to the death or Disability of the Executive, this Agreement shall terminate without further obligations to the Executive other than for (i) Accrued Obligations and the timely payment or provision of Other Benefits; and (ii) the Signing Bonus, to the extent not theretofore paid.  In such case, all amounts due and owing to the Executive or the Executive’s estate, as the case may be, pursuant to this Section 3(e) shall be paid to the Executive or the Executive’s estate in a lump sum in cash within 30 days of the receipt by the Company of written notice of the Executive’s death from the executor of the Executive’s estate or the Disability Effective Date.

This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and the Company, through its duly authorized Officer, have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Hervé Hoppenot

Hervé Hoppenot

INCYTE CORPORATION

/s/ Paula Swain

By Paula Swain

Its EVP – Human Resources